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                                                                     Exhibit 11

                            MORGAN STANLEY GROUP INC.
                        COMPUTATION OF EARNINGS PER SHARE
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                    FISCAL             FISCAL             FISCAL
                                                 PERIOD ENDED        YEAR ENDED         YEAR ENDED
                                                 NOVEMBER 30,       JANUARY 31,        JANUARY 31,
                                                     1995               1995               1994
                                              -----------------  -----------------  -----------------
PRIMARY (1):
Common stock and common stock equivalents:
  Average common shares outstanding               154,307,918        153,976,502        149,286,904
  Average common shares issuable
    under employee benefit plans                    2,604,760          3,816,714          3,129,672
                                                 ------------       ------------       ------------

      Total average common and common
        equivalent shares outstanding             156,912,678        157,793,216        152,416,576
                                                 ============       ============       ============

Earnings:
  Net income                                     $        600       $        395       $        786
  Less: Preferred stock dividend
    requirements                                           54                 65                 55
                                                 ------------       ------------       ------------

    Earnings applicable to common shares         $        546       $        330       $        731
                                                 ============       ============       ============

Primary earnings per share                       $       3.48       $       2.09       $       4.80
                                                 ============       ============       ============

FULLY DILUTED (1):

Common stock and common stock equivalents:
  Average common shares outstanding               154,307,918        153,976,502        149,286,904
  Average common shares issuable
    under employee benefit plans                    3,122,650          3,816,714          3,439,774
Common shares issuable upon conversion
  of preferred stock                                7,557,596          7,617,748          7,668,218
                                                 ------------       ------------       ------------
      Total average common and common
        equivalent shares outstanding             164,988,164        165,410,964        160,394,896
                                                 ============       ============       ============

Earnings:
  Net income                                     $        600       $        395       $        786
  Less: Preferred stock dividend
    requirements                                           51                 62                 51
                                                 ------------       ------------       ------------

    Earnings applicable to common shares         $        549       $        333       $        735
                                                 ============       ============       ============

Fully diluted earnings per share                 $       3.33       $       2.02       $       4.58
                                                 ============       ============       ============


(1) All share and per share amounts have been retroactively adjusted to give effect for a two-for-one common stock split effected in the form of a 100% stock dividend, which became effective on January 26, 1996.